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PROSPECTUS SUPPLEMENT                                        Dated June 4, 1997



                              LA-MAN CORPORATION

                FOURTH SUPPLEMENT TO JANUARY 6, 1994 PROSPECTUS

     On January 13, 1994, La-Man Corporation, a Nevada corporation (the "Company"), completed an underwritten public offering (the "1994 Offering") of 310,000 Units ("Unit" or "Units") of the Company's securities, each Unit consisting of two shares of Common Stock, par value $.001 per share ("Common Stock"), of the Company and two Redeemable Common Stock Purchase Warrants ("Redeemable Warrants"). Each Redeemable Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $4.762 per share, subject to adjustment, for a period from January 6, 1994, the date on which the Company's Registration Statement on Form S-1 covering the Units was declared effective by the Securities and Exchange Commission (the "Commission"), through June 30, 1997. On November 14, 1995, the Company's Post-Effective Amendment No. 6 to such Registration Statement was declared effective by the Commission, which amendment converted such Registration Statement from Form S-1 to Form S-3 and included a Prospectus Supplement updating and supplementing the January 6, 1994 Prospectus ("1994 Prospectus") covering the Units sold in the 1994 Offering.
The securities of the Company included in the Registration Statement are comprised of: (a) 620,000 shares of Common Stock included in the Units; (b) 620,000 Redeemable Warrants included in the Units; (c) 620,000 shares of Common Stock issuable upon exercise of the Redeemable Warrants; (d) 150,000 previously issued Series SD Common Stock Purchase Warrants ("SD Warrants") by the holders thereof; and (e) 150,000 shares of Common Stock issuable upon exercise of the Registered SD Warrants. In November 1994, the Company purchased from All Pro Marketing, Inc. for $2,500.00 (or $.05 per warrant), and retired, 50,000 of such registered SD Warrants.

     The information contained in this Prospectus Supplement further supplements the 1994 Prospectus (which, as supplemented by the November 14, 1995, December 18, 1995 and January 7, 1997 supplements, is hereinafter referred to as the "Prospectus") as follows. Unless the context otherwise requires, capitalized terms used but not defined herein have the meanings ascribed to them in the
Prospectus:

          (a) The information contained in the Prospectus under "DESCRIPTION OF SECURITIES" is supplemented by the information contained herein under "DESCRIPTION OF SECURITIES."

     The Company's Common Stock is quoted on the NASDAQ Small Cap Market under the trading symbol "LAMN" but is not traded on any exchange. The high and low bid prices for the Common Stock on June 2, 1997 were $2.06 and $1.93, based on quotes supplied by the NASDAQ Small Cap Market to the National Quotation Bureau, Inc. and reported to the Company by the National Quotation Bureau, Inc. Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The Redeemable Warrants have not been actively traded, and thus no quoted trading prices of the Redeemable Warrants are available.



            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JUNE 4, 1997.
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                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Post-Effective Amendment No. 7 on Form S-3 to the Company's previously filed Registration Statement under the Securities Act with respect to the securities offered hereby, which was converted from Form S-1 to Form S-3 pursuant to the filing of Post-Effective Amendment No. 6 thereto (which became effective November 14, 1995) and which also supplemented the 1994 Prospectus filed as part of such earlier Registration Statement. This Prospectus Supplement omits certain information included in the Registration Statement. For further information about the Company and its securities, reference is made to the Registration Statement and to the exhibits filed as a part thereof or otherwise incorporated therein. Each summary in this Prospectus Supplement of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by this reference to such information or exhibit.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and any other information filed by the Company with the Commission can be inspected at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                           INCORPORATION BY REFERENCE

     The following documents filed or to be filed with the Commission by the Company are incorporated herein by reference: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1996 ("1996 Annual Report") including the portions of the Company's proxy statement dated October 18, 1996 ("1996 Proxy Statement") incorporated by reference in the 1996 Annual Report;
(b) the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 1997; (c) the Company's Report on Form 10-C dated September 7, 1995 of change in number of shares of Common Stock outstanding; (d) the Company's Current Report on Form 8-K dated September 7, 1995 with respect to the acquisition by the Company of Don Bell Industries, Inc.; and (e) all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, which documents shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing such documents.

     Documents incorporated in this Prospectus Supplement by reference are or will be available for inspection and copying at the locations identified in "AVAILABLE INFORMATION." The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any and all information incorporated by reference in this Prospectus Supplement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference in the information that this Prospectus Supplement incorporates). Such request should be directed to Todd D. Thrasher, Vice President, Treasurer and Chief Financial Officer, La-Man Corporation, 5029 Edgewater Drive, Orlando, Florida 32810 telephone
(407) 521-7477.

     ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS PROSPECTUS SUPPLEMENT TO THE EXTENT THAT A STATEMENT CONTAINED IN THIS PROSPECTUS SUPPLEMENT (OR IN ANY DOCUMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SUBSEQUENT TO THE DATE OF THIS PROSPECTUS

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SUPPLEMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN)
MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT.

                              SELECTED INFORMATION

     The following information is presented herein solely to furnish limited introductory information regarding the Company, and has been selected from, or is based on, detailed financial and other information contained in the 1996 Annual Report, including the portions of the 1996 Proxy Statement, and other documents incorporated by reference herein, is qualified in its entirety by reference thereto and, therefore, should be read together with such financial and other information.

                      MODIFICATION OF REDEEMABLE WARRANTS

     Pursuant to a Warrant Agreement dated January 6, 1994, as amended by amendments dated as of December 8, 1995 and January 10, 1997 ("Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company ("Continental"), Continental acts as Warrant Agent (the "Warrant Agent") with respect to the Redeemable Warrants. Effective May 27, 1997, the Company and the Warrant Agent entered into a third amendment to the Warrant Agreement reflecting the extension of the expiration date of the Redeemable Warrants to June 30, 1998. For a more detailed discussion of the terms of exercise of Redeemable Warrants and the Company's redemption rights, see "DESCRIPTION OF SECURITIES-- Redeemable Warrants," below.

                           DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share, of which 3,301,598 shares are issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters that may be voted upon by the owners thereof at meetings of the stockholders. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor when, as, and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription, or conversion rights, or redemption or sinking funds provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

     There are no provisions in the Articles of Incorporation or Bylaws of the Company that would delay, defer or prevent a Change in Control of the Company. However, certain material agreements to which the Company is a party could have the effect of delaying, deferring or preventing such a Change in Control. See "RISK FACTORS - Effect of Change in Control."

Redeemable Warrants

     The 620,000 Redeemable Warrants were issued pursuant to the Warrant Agreement, which was amended effective December 8, 1995 to reflect certain modifications by the Company of the expiration date, exercise price and redemption price, and further amended effective January 7, 1997 to further extend the expiration date of the

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Warrants.  See "MODIFICATION OF REDEEMABLE WARRANTS" above.  The Redeemable
Warrants are evidenced by warrant certificates in registered form.

     Each Redeemable Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price, subject to adjustment, of $4.762 per share at any time until the close of business on June 30, 1998, subject to earlier redemption as follows: If the fair market value (the last reported sale price) of the Common Stock for any period of 20 consecutive business days (or such other period to which the Underwriter may consent), ending within 15 days of the notice of redemption, shall exceed $6.10, then upon at least 30 days' prior written notice, the Company will be able to call all (but not less than all) of the Redeemable Warrants for redemption at a price of $.07 per Redeemable Warrant. The warrants underlying the Unit Purchase Option granted to the Underwriter are not subject to redemption and are exercisable by the holder thereof at an exercise price per share of $4.91.

     The exercise price of the Redeemable Warrants was determined by negotiation between the Company and the Underwriter and should not be construed to be predictive or to imply that any price increases will occur in the Company's securities. The exercise price of the Redeemable Warrants and the number and kind of Common Stock or other securities to be obtained upon exercise of the Redeemable Warrants are subject to adjustment in certain circumstances including a stock split, stock dividend, subdivision, combination or recapitalization of, the Common Stock or the sale of Common Stock at less than the market price of the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company so as to enable Redeemable Warrantholders to purchase the kind and the number of shares of Common Stock that might otherwise have been purchased upon exercise of such Redeemable Warrants. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Redeemable Warrants.

     The Redeemable Warrants do not confer upon the holder any voting or any other rights of a shareholder of the Company. Upon notice to the Redeemable Warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Redeemable Warrants, subject to compliance with Rule 13e-4 under the Exchange Act.

     The Redeemable Warrants may be exercised upon surrender of the Redeemable Warrant certificate on or prior to the June 30, 1998 extended expiration date (or earlier redemption date) of such Redeemable Warrants at the offices of the Warrant Agent, with the form of "Election to Purchase" as set forth on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by official bank or certified check or money order payable to the order of the Company) for the number of Redeemable Warrants being exercised.

Registration Rights

     The Unit Purchase Option issued to the Underwriter includes demand and piggyback registration rights with respect to the Unit Purchase Option and the securities underlying the Unit Purchase Option for a period of four years, commencing January 6, 1995. In connection with the SEMCO acquisition, the Company granted J. Melvin Stewart a one-time demand registration right for the 316,923 unregistered shares of Common Stock issued to him in the acquisition, exercisable during a four-year period beginning February 13, 1994. Also, the Management Employment Agreements grant certain demand and piggyback registration rights to the director-employees who are parties to such agreements in the event their employment is terminated other than for cause following a "Change of
Control" as defined in the such agreements.   See "RISK FACTORS - Effect of
Change of Control."    Any exercise of such registration rights may result in
dilution in the interest of the Company's shareholders, hinder efforts by the Company to arrange future financing, and/or have an adverse effect on the market price of the Company's Common Stock and outstanding warrants.

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                                 EXPERTS

          The financial statements incorporated by reference in this Prospectus Supplement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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        NO DEALER, SALESPERSON OR OTHER                   310,000 UNITS
    PERSON IS AUTHORIZED TO GIVE ANY
    INFORMATION OR TO MAKE ANY REPRESENTATION
    NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT
    AND ANY INFORMATION OR REPRESENTATION NOT         Each Unit Consisting of
    CONTAINED HEREIN MUST NOT BE RELIED UPON      Two Shares of Common Stock and
    HAVING BEEN AUTHORIZED BY THE COMPANY.          Two Redeemable Common Stock
    THIS PROSPECTUS SUPPLEMENT DOES NOT                   Purchase Warrants
    CONSTITUTE AN OFFER OF ANY SECURITIES OTHER
    THAN THE REGISTERED SECURITIES TO WHICH IT
    RELATES OR AN OFFER TO ANY PERSON IN ANY
    JURISDICTION WHERE SUCH OFFER WOULD BE
    UNLAWFUL.  NEITHER THE DELIVERY OF THIS
    PROSPECTUS SUPPLEMENT NOR ANY SALES MADE                   LA-MAN
    HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES,
    CREATE ANY IMPLICATION THAT THE INFORMATION
    HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT
    TO THE DATE HEREOF OR THAT THERE HAS BEEN        ---------------------------
    NO CHANGE IN THE AFFAIRS OF THE COMPANY             PROSPECTUS SUPPLEMENT
    SINCE SUCH DATE.                                 ---------------------------


                                                           LA-MAN CORPORATION
                                                          5029 Edgewater Drive
TABLE OF CONTENTS                                        Orlando, Florida 32810
                                                              {407) 521-7477
Fourth Supplement to January 6, 1994 Prospectus.. 1
Available Information............................ 2
Incorporation By Reference....................... 2
Selected Information............................. 3            June 4, 1997
Modification of Redeemable Warrants.............. 3
Description of Securities........................ 3
Experts.......................................... 5

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